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                                                        UNITED STATES                                 |        OMB APPROVAL        |
                                             SECURITIES AND EXCHANGE COMMISSION                       |----------------------------|
                                                   Washington, D.C. 20549                             | OMB Number:       3235-0058|
                                                                                                      | Expires:   January 31, 2005|
                                                                                                      | Estimated average burden   |
                                                                                                      | hours per response.....2.50|
                                                                                                      |----------------------------|
                                                         FORM 12b-25                                  |       SEC FILE NUMBER      |
                                                                                                      |                            |
                                                                                                      |----------------------------|
                                                  NOTIFICATION OF LATE FILING                         |         CUSIP NUMBER       |
                                                                                                      |                            |
(Check One):       [X] Form 10-K   [_] Form 20-F    [_] Form 11-K   [_] Form 10-Q     [_] Form N-SAR  |----------------------------|

                 For Period Ended:           December 31, 2001
                                    ---------------------------------------
                 [_]  Transition Report on Form 10-K
                 [_] Transition Report on Form 20-F
                 [_] Transition Report on Form 11-K
                 [_] Transition Report on Form 10-Q
                 [_] Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                   ----------------------------------------------

      |---------------------------------------------------------------------------------------------------------------------|
      |                     Read Instruction (on back page) Before Preparing Form. Please Print or Type.                    |
      | Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. |
      |---------------------------------------------------------------------------------------------------------------------|

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

     Viador Inc.
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Full Name of Registrant

     Infospace Inc.
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Former Name if Applicable

     977 Benecia Avenue
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Address of Principal Executive Office (Street and Number)

     Sunnyvale, California 94085
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to
Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [X]                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or
                           Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report, or portion thereof, could not be filed within the prescribed time period.

     The Company was unable to complete assembly of financial data in time for the auditors to complete an audit of the Company's financial statements for the year ended December 31, 2001. The delay in assembly of financial data was attributable to high turnover among the Company's accounting and finance staff.


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PART IV -- OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

                                   Curtis L. Mo, Esq.                                            (650)              331-4100
-------------------------------------------------------------------------------------------  ----------------  ---------------------
                                         (Name)                                                (Area Code)      (Telephone Number)

(2)      Have all other periodic  reports required under  Sections 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of 1940 during the preceding 12 months or for such shorter period that the  registrant  was required  to file such  report(s)  been  filed?  If the answer
         is no, identify report(s).                                                                                  [X] Yes [_] No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                                                                                  [_] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                                        Viador Inc.
                  -----------------------------------------------------------------------------------------
                                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date                  April 1, 2002                           By          /s/ Nathan A. Cammack, Chief Financial Officer
       ----------------------------------------------------           ------------------------------------------------------



                                                         ATTENTION
          Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S. Code 1001).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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